Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FOURTH QUARTER AND YEAR-END 2024 RESULTS,

ANNOUNCES $0.18 PER SHARE DIVIDEND

●	Annual revenues of $7.8 billion; net income of $304.2 million
●	Annual earnings per diluted share of $3.72
●	4th quarter revenues of $2.0 billion; net income of $74.8 million
●	Board declares cash dividend of $.18 per share of Class A and Class B common stock

SAN ANTONIO, Texas, February 18, 2025 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the year ended December 31, 2024, the Company achieved revenues of $7.8 billion and net income of $304.2 million, or $3.72 per diluted share, compared with revenues of $7.9 billion and net income of $347.1 million, or $4.15 per diluted share, for the year ended December 31, 2023. In the third quarter of 2024, the Company recognized a one-time, pre-tax charge of approximately $3.3 million, or $0.03 per share, related to property damage caused by Hurricane Helene. In the third quarter of 2023, the Company recognized a one-time, pre-tax charge of approximately $2.5 million, or $0.02 per share, related to a fire loss at our San Antonio, Texas facility. Excluding the one-time losses related to those incidents, the Company’s adjusted net income for the year ended December 31, 2024, was $306.7 million, or $3.75 per diluted share, while the Company’s adjusted net income for the year ended December 31, 2023, was $349.0 million, or $4.17 per diluted share. Additionally, the Company’s Board of Directors declared a cash dividend of $0.18 per share of Class A and Class B common stock, to be paid on March 18, 2025, to all shareholders of record as of March 3, 2025.

“Despite the persistent headwinds the industry faced in 2024, I am proud of the financial results our team delivered,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “The ongoing freight recession, continued high interest rates and general economic uncertainty had an outsized impact on over-the-road carriers, our largest customer segment, which translated to weak demand for Class 8 trucks throughout the year from that segment. However, vocational and public sector sales of new Class 8 trucks continued to be bright spots in our diversified customer mix, and our strength in those customer segments helped offset the weak demand from over-the-road customers. Our Class 4-7 truck sales were strong across all of the customer segments we support, and we significantly outpaced the market in medium-duty sales. In addition, while the used truck market remained difficult, we continued to execute well on our used truck sales strategy, which allowed us to achieve solid profits from our used truck sales operations in 2024,” continued Rush.

“The same challenging operating conditions that impacted new Class 8 truck sales also impacted our aftermarket sales in 2024. Parts revenue was down year-over-year, primarily due to decreased sales to over-the-road and wholesale customers. However, our service and body shop revenues were up compared to 2023, driven primarily by sales to our vocational, public sector and medium-duty leasing customers, in addition to our continued focus on our strategic aftermarket initiatives such as our planned maintenance, Xpress services and mobile service offerings,” said Rush. “Although aftermarket revenues were down slightly year-over-year, thanks to the efforts of our aftermarket sales force and our commitment to our “One Team” sales strategy, we managed to slightly outperform the industry in 2024,” he explained.

“I am also pleased to announce that our Board of Directors has declared a quarterly cash dividend of $.18 per share. This cash dividend, along with the $150 million stock repurchase program announced in the fourth quarter of 2024, reflects our continued confidence in our ability to generate strong free cash flow despite a challenging operating environment and our ongoing commitment to returning value to our shareholders while also maintaining a strong balance sheet that allows us to invest in the future of our business,” said Rush.

“Looking to 2025, although we are beginning to see signs of improvements in freight rates, we anticipate the soonest we may see a meaningful recovery to the freight market is the end of the second quarter, and we expect retail sales of new Class 8 trucks to be challenging through the first half of 2025 before accelerating in the second half of the year. We believe that our new Class 8 truck sales will keep pace with the market in 2025. From a Class 4-7 commercial vehicle perspective, although the market has softened slightly, we believe we are well-positioned to quickly meet customer needs and expect to continue to grow our medium-duty market share in 2025,” Rush stated. “While the aftermarket industry will continue to face the same challenges we experienced in 2024 through the first few months of the year, we are optimistic that the freight environment will improve and demand for aftermarket services will follow. Through our continued focus on our strategic initiatives, national accounts and maintaining a diversified customer base, we expect our aftermarket operations to outperform the market in 2025,” said Rush. “In addition, like the rest of the commercial vehicle industry, we are currently monitoring proposed tariffs that may impact vehicles or component parts manufactured in Canada, Mexico or China. If such tariffs are enacted and significantly increase the aggregate price that our customers will have to pay for new commercial vehicles or parts, we believe that demand for new commercial vehicles and parts may be negatively impacted in 2025,” stated Rush.

“As always, I want to express my sincere gratitude to our employees across the organization for their hard work and dedication to implementing our strategic initiatives throughout a challenging year. I am particularly appreciative of the work they did to reduce expenses in 2024. Their focus on strategic execution and expense management had a significant positive impact on our financial performance for the year,” Rush added.

Network Growth

The Company expanded its network in 2024 by adding two Rush Truck Centers locations in Nebraska, a full-service Peterbilt dealership in Grand Island and a Peterbilt parts and service location in North Platte. Additionally, the Company added parts and mobile service locations in California and Texas with Rush Truck Centers – Otay Mesa and Rush Truck Centers – Austin North. The Company also added to its vehicle modification and upfitting capabilities with a Custom Vehicle Solutions location in Yuma, Arizona. “These new locations represent our ongoing commitment to expand our network to better serve customers, particularly with the acquisition of the two Peterbilt dealerships in Nebraska along the busy Interstate 80 corridor,” said Rush. “Our new Custom Vehicle Solutions facility in Yuma significantly expands our pre-delivery inspection and vehicle modification capabilities, which is particularly beneficial to our refuse customers,” he continued.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 60.4% of the Company’s total gross profits in 2024, with parts, service and collision center revenues totaling $2.5 billion, down 1.8% compared to 2023. The Company achieved an annual absorption ratio of 132.2% in 2024, compared to 135.3% in 2023.

“While our aftermarket revenues were down slightly year-over-year due to the challenging industry conditions previously described, we managed to grow our market share by expanding our national account sales force, which enabled us to provide expanded services to large strategic accounts. Growing our national account sales, combined with the continued strength we experienced in our vocational, public sector and medium-duty leasing customer segments, helped offset sluggish sales to our over-the-road, energy and wholesale customers. Additionally, we continue to benefit from the investments we have made in our aftermarket strategic initiatives, particularly with respect to the expansion of our mobile service fleet, which allows us to better serve customers when and where they need us. Mobile service technicians and technicians embedded in customers’ shops continue to play a larger role in our aftermarket service sales mix and were key contributors to our market share growth in 2024,” Rush said.

“We expect demand for aftermarket parts and service to remain relatively weak through the first few months of 2025 due to the slower-than-expected freight recovery and continued low fleet utilization from our over-the-road customers. We believe that our continued focus on growing our national account customer base and our focus on other aftermarket strategic initiatives will result in aftermarket revenue growth this year. Additionally, we are committed to growing our technician workforce this year, particularly with respect to mobile technicians, which we believe will enable us to reduce vehicle dwell time in our shops, better serve our customers, increase our back-counter parts sales, and generally outperform the market in 2025,” said Rush.

Commercial Vehicle Sales

New U.S. and Canadian Class 8 retail truck sales totaled 275,184 units in 2024, down 8.8% over 2023, according to ACT Research. The Company sold 15,465 new Class 8 trucks in 2024, a decrease of 11.4% compared to 2023, and accounted for 6.1% of the new U.S. Class 8 truck market and 1.7% of the new Canada Class 8 truck market. ACT Research forecasts U.S. and Canadian retail sales of new Class 8 trucks to total 277,200 units in 2025, a 0.7% increase compared to 2024.

“Market conditions were challenging throughout the year and commercial vehicle inventory levels were high industry-wide, resulting in much more competitive pricing compared to the past few years. However, our focus on Class 8 specialty markets allowed us to continue to achieve strong sales to municipal, refuse and other vocational customers in 2024, which helped counter the continued weakness in our over-the-road customer segment. We saw a modest improvement in our fourth quarter new Class 8 truck sales compared to the third quarter. Overall, we managed to hold our own in a challenging Class 8 truck sales environment, and I am proud of what our team accomplished,“ Rush explained.

“As I stated above, we expect new Class 8 truck sales to be challenging in the first half of 2025. We expect freight rates to continue to slowly increase throughout the year, which we believe will have a positive impact on new Class 8 truck sales. While there is currently uncertainty concerning the status of certain engine emissions regulations, we continue to believe that the EPA’s “Clean Diesel” regulations, which become effective in January 2027, will drive some level of pre-buy later this year. We are optimistic that these pre-buys, combined with continued strong vocational sales, will enable us to produce solid Class 8 trucks sales in 2025,” Rush said.

New U.S. and Canadian Class 4-7 retail commercial vehicle sales totaled 268,065 units in 2024, an increase of 0.6% compared to 2023, according to ACT Research. The Company sold 13,935 new Class 4-7 medium-duty commercial vehicles, an increase of 5.1% compared to 2023, accounting for 5.3% of the total new U.S. Class 4-7 commercial vehicle market and 3.1% of the new Canada Class 5-7 commercial vehicle market. ACT Research forecasts U.S. and Canadian retail sales for new Class 4 through 7 commercial vehicles to be approximately 282,250 units in 2025, a 5.3% increase compared to 2024.

“We are proud of our medium-duty truck sales performance in 2024. Class 4-7 commercial vehicle production stabilized throughout the year and delivery lead times improved each quarter. Our strategic focus on diversifying our customer base and expanding our large national accounts served us well in 2024, as we experienced healthy demand across a wide range of customer segments and significantly outperformed the market,” said Rush.

“With supply now having caught up with demand, we do anticipate the market slowing slightly in 2025, but we believe that our expertise in the medium-duty sector and our innovative “Ready to Roll” program will allow us to meet customer needs and deliver work-ready trucks quickly to customers across all market segments,” Rush said.

The Company sold 7,110 used trucks in 2024, a 0.1% decrease compared to 2023. “Our used truck sales were flat year-over-year as the market continued to struggle with falling used truck prices and a difficult credit environment. However, our disciplined inventory and pricing strategies helped deliver solid results for the year. Though challenges still exist, with freight rates showing signs of improvement and used truck valuations being the most stable they have been in several years, we are cautiously optimistic about 2025. In addition, we believe our used truck inventory is currently well positioned to assist our large fleet customers with trades for new vehicles,” Rush added.

Leasing and Rental

Leasing and Rental revenue in 2024 was $354.9 million, up 0.3% from 2023. “Our Rush Truck Leasing division delivered solid results again in 2024 and continues to be a key contributor to our overall performance. While our rental revenue was down slightly in the fourth quarter due to lower utilization rates, we experienced an increase in leasing revenue, as we replaced approximately 1,500 units in our leasing fleet during the last half of 2024. The replacement of the older trucks with newer units will increase the value and decrease the age of our leasing and rental fleet. As a result, we should recognize higher revenue and depreciation expense related to the higher cost equipment in the fleet, and lower maintenance and operating costs. We believe that our leasing and rental business will remain strong in 2025,” stated Rush.

Financial Highlights

For the year ended December 31, 2024, the Company’s revenues totaled $7.8 billion, compared to revenues of $7.9 billion in 2023. The Company reported net income for 2024 of $304.2 million, or $3.72 per diluted share, compared with net income of $347.1 million, or $4.15 per diluted share in 2023. In the third quarter of 2024, the Company recognized a one-time, pre-tax charge of approximately $3.3 million, or $0.03 per share, related to property damage caused by Hurricane Helene. In the third quarter of 2023, the Company recognized a one-time, pre-tax charge of approximately $2.5 million, or $0.02 per share, related to a fire loss at our San Antonio, Texas facility. Excluding the one-time losses related to those incidents, the Company’s adjusted net income for the year ended December 31, 2024, was $306.7 million, or $3.75 per diluted share, while the Company’s adjusted net income for the year ended December 31, 2023, was $349.0 million, or $4.17 per diluted share.

Aftermarket products and services revenues were $2.5 billion for the year ended 2024, compared to $2.6 billion for the year ended 2023. The Company sold 38,615 new and used commercial vehicles in 2024, a 2.7% decrease compared to 39,686 new and used commercial vehicles in 2023. The Company delivered 15,465 new heavy-duty trucks, 13,935 new medium-duty commercial vehicles, 2,105 new light-duty commercial vehicles and 7,110 used commercial vehicles during 2024, compared to 17,457 new heavy-duty trucks, 13,264 new medium-duty commercial vehicles, 1,848 new light-duty commercial vehicles and 7,117 used commercial vehicles during 2023.

In the fourth quarter of 2024, the Company’s revenues totaled $2.0 billion, compared to revenues of $2.0 billion reported for the fourth quarter of 2023. Net income for the quarter ended December 31, 2024, was $74.8 million, or $0.91 per diluted share, compared to $78.0 million, or $0.95 per diluted share, in the quarter ended December 31, 2023.

Aftermarket products and services revenues were $606.3 million in the fourth quarter of 2024, compared to $619.2 million in the fourth quarter of 2023. The Company’s absorption ratio was 133.0% in the fourth quarter of 2024, compared to 130.8% in the fourth quarter of 2023. The Company delivered 4,239 new heavy-duty trucks, 3,534 new medium-duty commercial vehicles, 538 new light-duty commercial vehicles and 1,740 used commercial vehicles during the fourth quarter of 2024, compared to 4,466 new heavy-duty trucks, 3,507 new medium-duty commercial vehicles, 468 new light-duty commercial vehicles and 1,767 used commercial vehicles during the fourth quarter of 2023.

Rush Truck Leasing operates 57 PacLease and Idealease franchises across the United States and Canada with more than 10,100 trucks in its lease and rental fleet and more than 2,900 trucks under contract maintenance agreements. Lease and rental revenue increased 1.3% in the fourth quarter of 2024, compared to the fourth quarter of 2023.

During 2024, the Company repurchased $16.4 million of its common stock. During the fourth quarter of 2024, the Company repurchased $0.1 million of its common stock under the stock repurchase plan that was terminated on December 2, 2024. On December 3, 2024, the Company adopted a new stock repurchase plan that allows us to repurchase $150 million of stock through December 31, 2025. During the fourth quarter of 2024, the Company repurchased $6.5 million of its common stock under the new plan. Further, during the fourth quarter of 2024, we paid a cash dividend of $14.3 million, for a total of $54.9 million paid to shareholders during 2024, an 8.5% increase over 2023.

“Considering the difficult operating conditions the industry struggled with throughout 2024, I am pleased with our results for the fourth quarter and full year. Despite the challenges we faced, we still managed to achieve our second highest annual revenue in the history of the Company. I am extremely proud of our team for staying focused on our long-term strategic initiatives while continuing to successfully manage expenses throughout the year. These efforts allowed us to navigate the difficult market cycle and still deliver value for our customers and shareholders alike. As we move into 2025, more than ever, we remain focused on our strategic initiatives, and I am confident that we will continue to perform well as we enter our 60th year as the premier solutions provider for the commercial vehicle industry,” Rush said.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Wednesday, February 19, 2025, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live via the Internet at http://investor.rushenterprises.com/events.cfm.

Participants may register for the call at:

https://register.vevent.com/register/BI33226dbe2aed44c0aea1a48f7a74925f

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at http://investor.rushenterprises.com/events.cfm.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 155 locations in 23 states and Ontario, Canada. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Dennis Eagle, Blue Arc, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, and leasing and rental solutions. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle modification and up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com and www.rushenterprises.com, on X @rushtruckcenter, Facebook.com/rushtruckcenters and www.linkedin.com/company/rushenterprises-inc.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts s and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2023. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$228,131	$183,725
Accounts receivable, net	354,882	259,353
Inventories, net	1,787,744	1,801,447
Prepaid expenses and other	18,958	15,779
Total current assets	2,389,715	2,260,304
Property and equipment, net	1,615,635	1,488,086
Operating lease right-of-use assets, net	111,408	120,162
Goodwill, net	427,493	420,708
Other assets, net	73,296	74,981
Total assets	$4,617,547	$4,364,241

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,081,199	$1,139,744
Current maturities of finance lease obligations	38,476	36,119
Current maturities of operating lease obligations	15,866	17,438
Trade accounts payable	244,018	162,134
Customer deposits	109,751	145,326
Accrued expenses	160,809	172,549
Total current liabilities	1,650,119	1,673,310
Long-term debt, net of current maturities	408,440	414,002
Finance lease obligations, net of current maturities	92,235	97,617
Operating lease obligations, net of current maturities	97,874	104,514
Other long-term liabilities	28,060	24,811
Deferred income taxes, net	178,916	159,571
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2024 and 2023	–	–
Common stock, par value $.01 per share; 105,000,000 Class A shares and 35,000,000 Class B shares authorized; 62,604,986 Class A shares and 16,662,633 Class B shares outstanding in 2024; and 61,461,281 Class A shares and 16,364,158 Class B shares outstanding in 2023	824	806
Additional paid-in capital	587,639	542,046
Treasury stock, at cost: 1,387,013 Class A shares and 1,783,806 Class B shares in 2024; and 1,092,142 Class A shares and 1,731,157 Class B shares in 2023	(136,235)	(119,835)
Retained earnings	1,698,614	1,450,025
Accumulated other comprehensive income	(9,293)	(2,163)
Total Rush Enterprises, Inc. shareholders’ equity	2,141,549	1,870,879
Noncontrolling interest	20,354	19,537
Total shareholders’ equity	2,161,903	1,890,416
Total liabilities and shareholders’ equity	$4,617,547	$4,364,241

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Revenues
New and used commercial vehicle sales	$1,301,941	$1,309,683	$4,888,823	$4,957,969
Parts and service sales	606,348	619,162	2,516,020	2,562,141
Lease and rental	90,243	89,099	354,939	353,780
Finance and insurance	4,880	5,194	21,991	24,271
Other	6,174	6,327	22,973	26,863
Total revenue	2,009,586	2,029,465	7,804,746	7,925,024
Cost of products sold
New and used commercial vehicle sales	1,186,861	1,186,618	4,426,292	4,474,616
Parts and service sales	387,150	392,942	1,591,510	1,609,383
Lease and rental	65,464	63,837	255,528	247,935
Total cost of products sold	1,639,475	1,643,397	6,273,330	6,331,934
Gross profit	370,111	386,068	1,531,416	1,593,090
Selling, general and administrative expense	240,812	251,091	995,586	1,021,722
Depreciation and amortization expense	17,173	15,099	68,549	59,830
Gain on sale of assets	119	247	809	843
Operating income	112,245	120,125	468,090	512,381
Other income	213	213	583	2,597
Interest expense, net	15,757	15,502	70,858	52,917
Income before taxes	96,701	104,836	397,815	462,061
Provision for income taxes	21,423	26,723	92,845	114,000
Net income	75,278	78,113	304,970	348,061
Less: Net income attributable to noncontrolling Interest	(526)	66	(817)	1,006
Net income attributable to Rush Enterprises, Inc.	$74,752	$78,047	$304,153	$347,055

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$0.94	$0.98	$3.85	$4.28
Diluted	$0.91	$0.95	$3.72	$4.15

Weighted average shares outstanding:
Basic	79,589	79,453	79,059	81,089
Diluted	82,439	82,143	81,818	83,720

Dividends declared per common share	$0.18	$0.17	$0.70	$0.62

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Net Income, Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	December 31, 2024	December 31, 2023
New heavy-duty vehicles	$773,376	$816,532
New medium-duty vehicles (including bus sales revenue)	400,930	359,767
New light-duty vehicles	32,197	28,240
Used vehicles	86,184	95,170
Other vehicles	9,254	9,974

Absorption Ratio	133.0%	130.8%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	December 31, 2024	December 31, 2023
Floor plan notes payable	$1,081,199	$1,139,744
Current maturities of finance lease obligations	38,476	36,119
Long-term debt, net of current maturities	408,440	414,002
Finance lease obligations, net of current maturities	92,235	97,617
Total Debt (GAAP)	1,620,350	1,687,482
Adjustments:
Debt related to lease & rental fleet	(535,580))	(543,626))
Floor plan notes payable	(1,081,199)	(1,139,744)
Adjusted Total Debt (Non-GAAP)	3,571	4,112
Adjustment:
Cash and cash equivalents	(228,131)	(183,725)
Adjusted Net Debt (Cash) (Non-GAAP)	$(224,560)	$(179,613)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	December 31, 2024	December 31, 2023
Net Income (GAAP)	$304,153	$347,055
Provision for income taxes	92,845	114,000
Interest expense	70,858	52,917
Depreciation and amortization	68,549	59,830
Gain on sale of assets	(809)	(843)
EBITDA (Non-GAAP)	553,596	572,959
Adjustments:
Interest (expense) associated with FPNP	(71,694)	(54,022)
Adjusted EBITDA (Non-GAAP)	$463,902	$518,937

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	December 31, 2024	December 31, 2023
Net cash provided by operations (GAAP)	$610,014	$295,713
Acquisition of property and equipment	(433,047)	(368,881)
Free cash flow (Non-GAAP)	176,967	(73,168)
Adjustments:
Draws (payments) on floor plan financing, net	(54,265)	205,487
Cash used for L&RF purchases	337,067	269,634
Non-maintenance capital expenditures	25,589	26,609
Adjusted Free Cash Flow (Non-GAAP)	$485,358	$428,562

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	December 31, 2024	December 31, 2023
Total Rush Enterprises, Inc. shareholders' equity (GAAP)	$2,141,549	$1,870,879
Adjusted net debt (cash) (Non-GAAP)	(224,560)	(179,613)
Adjusted Invested Capital (Non-GAAP)	$1,916,989	$1,691,266

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.